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                                                                    EXHIBIT 11.1


                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENTS OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


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
                                             For the Three Months           For the Nine Months
                                             Ended September 30,            Ended September 30,
                                             -------------------            -------------------
                                              2000         1999              2000         1999
                                              ----         ----              ----         ----
Net Investment Loss                        $ (65,311)    $(126,984)       $(190,706)    $(180,511)

Percentage Allocable to Limited Partners         100%          100%             100%          100%
                                           ---------     ---------        ---------     ---------

Net Investment Loss Allocable
   to Limited Partners                     $ (65,311)    $(126,984)       $(190,706)    $(180,511)
                                           =========     =========        =========     =========

Weighted Average Number of Limited
   Partnership Units Outstanding             869,796       940,336          869,796       940,336
                                           =========     =========        =========     =========

Net Investment Loss Per Limited
   Partnership Unit                        $    (.08)    $    (.14)       $    (.22)    $    (.19)
                                           =========     =========        =========     =========
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